Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Rani Therapeutics Holdings, Inc. 2021 Equity Incentive Plan, the Rani Therapeutics Holdings, Inc. 2021 Employee Stock Purchase Plan and the Rani Therapeutics, LLC 2016 Equity Incentive Plan of Rani Therapeutics Holdings, Inc. of our report dated April 26, 2021, with respect to the financial statements of Rani Therapeutics Holdings, Inc. as of April 19, 2021, included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-257809) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 3, 2021